Exhibit 99.1

US Unwired Inc.

Fourth Quarter 2003 Earnings Conference Call

March 3, 2004

Operator:	Good morning ladies and gentlemen, and welcome to US Unwired’s fourth quarter, 2003 earnings conference call. At this time all participants have been placed on a “listen only” mode and the floor will be open for questions following this presentation.

At this time it is my pleasure to introduce your host for today’s call, Mr. Ed Moise. Sir, you may begin.

Mr. Moise:	Thank you, Stephanie. Welcome to US Unwired’s conference call to discuss financial and operating results for the fourth quarter of 2003. I’m Ed Moise and joining me is Robert Piper, US Unwired’s Chief Executive Officer, and Jerry Vaughn, US Unwired’s Chief Financial Officer.

Before we begin, you should be aware that our discussion this morning will likely contain forward-looking statements. Forward-looking statements often include words like believes, belief, expects, plans, anticipates, intends, projects, estimates, may, might, would, or similar words. Forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Since these forward-looking statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. For a detailed discussion of the factors, risks and uncertainties that could cause actual results to differ from those described in our discussion, please refer to our SEC filings that are specified in our press release yesterday.

In addition, discussions during today’s conference call may reference certain financial measures not recognized by Generally Accepted Accounting Principles, or GAAP. A reconciliation of those measures to GAAP can be found on the investor relation section of the company’s website, www.usunwired.com/reconciliation.

That said, I give you Mr. Robert Piper.

Mr. Piper:	Thank you Ed. Good morning everyone. Jerry and I welcome you to US Unwired’s fourth quarter and year-end 2003 conference call. As most of you know, US Unwired and IWO began 2003 facing several financial and operational issues. A year ago our auditors noted that we may not have sufficient liquidity to see year-end; the rate at which our customers were leaving our service was by no means sustainable; and we were in conflict with our largest vendor and partner, Sprint. It is only now with a retrospective look at the year that we can truly appreciate how daunting the challenges were and how ably our team responded.

Our primary operational challenge was to revamp a subscriber base that was decimated by an ill-conceived credit policy instituted by Sprint. One-third of our customers paid in arrears and had poor credit histories, making them ideal candidates to disconnect for no other reason than non-payment. Our solution focused on the positive; in the south we utilized our strong network to attract and retain the best subscribers, in both properties we changed our distribution channels, we closed unproductive stores, we reintroduced a pre-pay program to address customers with questionable credit backgrounds, and we streamlined our sales organization to focus on longer lived customers.

Much of our solution required the sales personnel to completely change the way they did business. Their response speaks volumes for their capability and co million itment. By year-end our prime subscriber base had risen at US Unwired, including IWO, by over 84,000, or 71% of our customer base versus 63% last year. In the fourth quarter we added 22,100 net subscribers, 16,700 at US Unwired and 5,400 at IWO.

At US Unwired we ended the year with 401,500 direct customers, 67% of which we considered prime. At IWO we ended the year with 216,300 direct customers, 77% of which we consider prime.

Including 88,200 Virgin customers, at year-end US Unwired, including IWO, serviced a total of 706,000 PCS customers.

The new subscribers continue to be drawn to the advantages of our 3G network. In the fourth quarter 100% of our handset sales were 3G phones with 47% choosing from our Vision plans. Camera phones accounted for over 48% of the sales versus 28% in the third quarter. However, again, the most exciting indicator of our network superiority is the data component of ARPU. Jerry will speak in more detail about ARPU, but it is positive to note that data use continues to increase and in both properties for the fourth quarter it exceeded $2 of the total ARPU. At the end of the year over 24% of our total postpay customer base accessed data by either subscribing to our Vision services or through casual use. Sprint remains the clear leader in wireless data.

As the sales organization was improving, the rest of the company was tirelessly focused on cost reduction. Here, we redesigned internal processes to improve quality and efficiency, we rethought our organizational needs often resulting in personnel reductions, and we pressed vendors even harder on their deliverables. Once again the results were positive. Year-over-year on a consolidated basis, our average cost to add a new customer fell by $14, our average cost to serve a customer dropped by more than 15%, and all this while our network’s blocked and dropped call rates ended the year with its best performance in company history, at rates well below 2%.

To improve our cash position, we located buyers for assets that were not essential to our Sprint operations. We reached an agreement to sell our southwest Louisiana cellular business, our first foray into wireless. We completed negations to sell eight of our thirteen 10 MHz PCS licenses that were duplicative with Sprint’s. We waited for new capital to flow into the tower sector before reaching an agreement with a private company to purchase our communication tower portfolio. At the end of the year we had executed contracts to sell approximately $40 million of our non-core assets.

In conjunction with these sales, we renegotiated key provisions of US Unwired’s senior secured credit facility with our lenders. From those negotiations we were able to retain 40% of the net proceeds from the asset sales to fund operating needs. We also reset the maintenance covenants associated with the facility that allowed us the flexibility to execute our business plan. These combined actions allowed US Unwired to comfortably enter 2004 without liquidity concerns.

Cumulatively, including IWO, our efforts can be summarized by the amount of cash our business generated. In 2002, we had negative $4.1 million of EBITDA excluding non-cash impairment, compensation and abandonment charges. In 2003 that same figure was positive $61.6 million. Even after covering capital expenses, principal payments, and with no new borrowings, our cash position improved from $62.0 million to $97.2 million during the year.

Notwithstanding these accomplishments, as we accept the challenges of 2004, two significant issues remain: Postpay churn and our Sprint relationship.

Although postpay churn year-over-year declined dramatically, from 4.2% in 2002 to 3.3% in 2003 at US Unwired and from 3.5% to 3.0% at IWO, work still needs to be done. At US Unwired in the fourth quarter overall churn, including prepay, dropped from 3.7% in the third quarter to 3.5% but postpay churn remained flat at 3.2%. At IWO, where the prepay base is not material, the postpay churn actually increased from 3.0% in the third quarter to 3.2%. The increase in churn at IWO was primarily the result of Wireless Local Number Portability or WLNP. Last year’s November 2fourth compliance date affected over 50% of the pops at IWO. As we expected, because of IWO being in Verizon’s back yard and its inability to meet its original build out plan because of cash flow problems, its net subscriber additions were negatively affected by WLNP. Postpay churn at IWO increased by about 40 basis points in December as a result of more customers porting out than porting in. The good news is, we saw the port outs decrease in January.

The November 2fourth WLNP date affected about 8% of the pops at US Unwired, and there was no material impact to churn nor net adds. US Unwired does not have the same exposure found at IWO, however it is difficult to determine the impact the May 2fourth WLNP date will have on US Unwired’s performance.

Having said all that, we continue to increase our efforts to drive down churn and minimize any negative affects of WLNP. We’ve appointed a vice-president of customer retention whose sole responsibility is to reduce churn. We continue to supplement Sprint’s customer care with our own call center that includes an outbound group responsible for, among other things, renewing contracts of existing postpay customers. With the limited knowledge we have about Sprint’s recent agreement with IBM, we believe that in addition to reducing cost it will improve customer care, which will also help reduce churn. Better customer retention is one, if not the main, focus of our operations in 2004. It is an area we must continue to improve.

In addition to churn, our Sprint relationship continues to be an issue. Sprint remained unresponsive to our repeated attempts to resolve the issues generated by their lack of fair-dealing and heavy-handed approach to our partnership. Most of you know as a result we filed a lawsuit last year. Recently, the judge presiding over the matter has rejected Sprint’s motions to avoid a jury trial and dismiss the case and another judge has denied Sprint’s request to consolidate our case with other affiliate lawsuits. We are happy these rulings were in our favor and we can now continue to pursue our claim. Both sides have begun the discovery phase targeting a jury trial in Lake Charles prior to year-end.

And with that, let me turn the call over to Jerry.

Mr. Vaughn:	Thank you, Robert. I will first review financial and operating results for US Unwired on a standalone basis excluding IWO. A summary will be provided for IWO at the end.

Before I provide detail on the financial results for US Unwired, please note that with the completion of the sale of our cellular property, we have classified its results as discontinued operations for 2003 and have excluded its results from US Unwired’s. For those with an interest in the results from the cellular property, please refer to footnote 14 in the 10K.

For the full year of 2003, US Unwired (excluding IWO) had EBITDA (excluding non-cash compensation) of $50.2 million versus $4.4 million for 2002, an increase of $45.8 million and marking the second year of EBITDA positive operations.

US Unwired’s fourth quarter produced $16.9 million of EBITDA (again, excluding non-cash compensation) compared to $7.5 million in the fourth quarter of 2002. The fourth quarter’s EBITDA included a $2.1 million credit to bad debt from Sprint for uncollected regulatory fees.

US Unwired’s subscriber revenue for 2003 was $253 million, an 11% increase from 2002. Fourth quarter subscriber revenue was $63.3 million compared to $59 million in the same quarter of 2002.

Post-pay ARPU, including roaming, in the fourth quarter was $77.44. Without roaming, post-pay ARPU was $55.30. We continue to see a meaningful adoption rate for data services as data ARPU in the fourth quarter exceeded $2 for the first time. Pre-pay ARPU in our southern markets was $44.

Before I leave the subject of ARPU, I would like to point out that we do not recognize in ARPU certain regulatory charges that are being billed to our subscribers but are being collected and retained by Sprint.

In the fourth quarter, roaming revenue of $26 million produced a net roaming position of $9 million as we continue to benefit from network usage from customers of other PCS carriers, most notably Verizon and Virgin Mobile. Roaming minutes totaled 366 million for the quarter versus 336 million minutes in the prior quarter and up from 234 million minutes in the fourth quarter of 2002. In the quarter, our customers traveled off our network a total of 247 million minutes.

Before leaving the subject of roaming, we finished 2003 with 43,000 Virgin wholesale customers. Virgin customers used a total of 18 million minutes on our network in the fourth quarter and generated $1.2 million in revenue, which we classify as roaming revenue.

Cost of service and general and administrative expenses decreased by $7 million from the third quarter. Customer write-offs, net of contract cancellation fees and late fees, totaled $1.0 million for the quarter, equaling 1.6% of subscriber revenue compared to $2.1 million or 3.3% of subscriber revenue in the third quarter and $4.4 million or 7.4% of subscriber revenue for the same period last year. The percentage of post-pay receivables that were past due was 29% compared to 38% in the fourth quarter of 2002 and continues to decrease as we shift the subscriber base to more prime credits.

US Unwired’s cash cost per user, or CCPU, declined to $43.55 for the quarter. However, excluding roaming, CCPU was $29.

CPGA increased to $351 from $340 in the prior quarter.

Usage on our network increased by over 61 million minutes to 1.1 billion minutes. The higher network usage was due to a 4% increase in subscriber usage and a 9% increase in roaming traffic. Our average post-pay customer used 916 minutes or over 15 hours compared to 894 minutes in the third quarter – with 679 minutes being used on our network and 237 minutes used while traveling off our network, primarily on the Sprint network. Our pre-pay customers averaged 407 minutes of use with substantially all of their minutes being used on our network. Our cell sites averaged 102,000 minutes of roaming per month versus 67,000 minutes in the fourth quarter of 2002.

In 2003 we spent $16.8 million in capital expenditures at the US Unwired properties to expand our network coverage and capacity. At the end of the quarter, we had 1197 cell sites on the air and a total of 243 second carriers. To date, our cumulative CapEx per covered POP is $45.

At the end of the quarter, US Unwired had cash and cash equivalents of $65 million. We also had $19 million of disputed charges with Sprint; $2 million of this amount has been paid. Of the balance, we have withheld payment and retained the cash. We have recognized the expense of the disputed charges in our financial statements. However, we cannot determine with certainty whether the disputes will be settled in our favor.

In February we closed on the sale of our Lake Charles cellular property and five PCS licenses with Cingular. We received approximately $21.6 million in net proceeds from the sale. We also closed on the sale of three additional PCS licenses receiving $1.5 million in net proceeds.

On March 1st we had the first closing on the sale of 81 towers and received $10.2 million in net proceeds.

We have used $9.9 million of the net proceeds from these sales to reduce our bank debt to $66 million. The balance of the cash - $23.4 million - will be retained in the business.

Sprint has notified us that the roaming rate would be reduced in 2004 to $0.041 per minute from $0.058. Notification was also given as to the new rates that we would be charged in 2004 for billing, customer care and other services that Sprint provides to us. These new service bureau rates approximate $7.50 per sub per month compared to approximately $9.50 scheduled for 2003 and are subject to a true up at the end of the year. If you were to recast 2003 using the new rates, our net roaming position would have decreased by $3.7 million and our service bureau fees would have been $7.8 million less. We believe the lower service bureau fees are the result of Sprint’s recently announced cost reduction initiatives and would expect further decreases in these rates beyond 2004 as the Sprint announced initiatives were through 2006.

As reported on past calls, we have refocused the business plan of IWO and have been successfully executing against that plan. For the third consecutive quarter IWO was EBITDA positive. IWO’s fourth quarter EBITDA of $1.7 million contributed to the full year EBITDA of $11.4 million. IWO added 5,400 new subscribers in the fourth quarter, increasing the subscriber base to 216,000 – an increase of 8% during a year when the focus was on building cash and adding prime credit subscribers. At year-end, 77% of IWO’s subscribers were prime rated credits.

At the end of the year, IWO had $32 million in cash plus an additional $19.4 million in escrow. The last escrowed interest payment was made to the bonds on January 15th. The next scheduled bond interest payment is scheduled for July 15th.

We continue discussions with the IWO banks regarding a restructuring. We have also engaged Sprint in these discussions.

Stephanie will now open the call for questions.

Operator:	Thank you, the floor is now open for questions. If you do have a question, please press the numbers 1, followed by 4 on your touch-tone telephone at this time. If at any point your question is answered, you may remove yourself from the queue by pressing the pound (#) key. Questions will be taken in the order that they are received. And we do ask that while posing your question, you please pick up your handset to insure proper sound quality.

Once again, if you do have a question at this time, please press the numbers 1, followed by 4 on your touch-tone telephone. Please hold the line while we poll for questions.

Once again, if you do have a question at this time, please press the numbers 1, followed by 4 on your touch-tone telephone.

Our first question today is coming from David Pink of John Davis Capital. Please pose your question, sir.

Mr. Pink:	Good morning, Gentlemen. I have a couple of questions.

If I’ve done my math correctly, based upon what you’re saying at stand-alone Unwire – US Unwired, the cash balance was at year-end plus the proceeds from the asset sales, you’ve got about $88 million in cash now?

Mr. Vaughn:	That’s correct. Well, if you take that and add it to it, we’d have $88 million. That’s true.

Mr. Pink:	Okay. And – but that – and those proceeds have been received, correct?

Mr. Vaughn:	Yes, they have been.

Mr. Pink:	Okay. And you’ve got $38 million available under your credit facility?

Mr. Vaughn:	That’s correct.

Mr. Pink:	Okay. Do you guys believe that without any benefits from cost reductions from Sprint that you have sufficient liquidity to grow yourself to cash flow break-even after the – after your zero – your zero coupon bonds go cash pay? Will you be able to get the cash flow positive without any impact from Sprint?

Mr. Vaughn:	Well, I think we anticipate, as we said before, that there will be further improvements with Sprint from their cost initiatives. As we look out, we do think that we’ll be in a cash flow positive position.

Mr. Pink:	That’s – you mean a cash flow positive position once you – once all of your debt is turned cash pay?

Mr. Vaughn:	Yes.

Mr. Pink:	You’d be in a positive free cash flow position?

Mr. Vaughn:	Yes.

Mr. Pink:	And that’s without – that’s without basically winning the case with Sprint that you – that you are in court now with?

Mr. Vaughn:	Yes, that’s true. We’re not counting on proceeds from that case to basically fund the business.

Mr. Pink:	So in the past when questioned about the capital structure that you guys have now, you’ve said that you felt that the capital structure was in need of being potentially restructured and I’m wondering if now that you feel you can get to cash flow break-even without – without any benefit from the Sprint case, do you still feel the need to restructure the balance sheet?

Mr. Vaughn:	David, I think what we’re going to – how we’re going to answer that question is that no matter how we answer it we’re going to set expectations for somebody. And we think that setting those expectations may not be what’s the most advisable course of action. So we’re basically going to – going to decline to make co million ent on a need for restructuring.

Mr. Pink:	Okay. One other question, when – when might we hear something regarding strategies to lower churn for this year?

Mr. Piper:	Well, I think we – we have a number of strategies in place already, David. I mentioned to you that we have appointed a senior member of our staff as our – as Vice President in charge of customer retention. We did that late last year. We – that individual has already implemented a number of initiatives to help offset churn. We think that Sprint’s new relationship with IBM should work to make the customer experience a better one, thus resulting in a – a decrease in churn. We – this is something we analyze on a – almost a daily basis. There are a number of components to, I guess, the reasons for churn. We are aggressively attempting to attack all of those. So our attempt here is not only to reduce churn, but to offset any – any negative impact that we may – we may experience from WLNP.

Mr. Pink:	Okay. Thank you.

Operator:	The next question is coming from Sam Martini of Cobalt Capital. Please pose your question, sir.

Mr. Martini:	Hi, guys. Just two questions – I guess three questions. On the – on the churn – I mean, on the – on the new roaming rate, the new travel rate, the 4.1 cents per minute, obviously that’s – that’s meaningfully lower than everyone else whose come to a concessions agreement with PCS. And we – you guys have said publicly in the past that you thought a similar deal was available to you. I guess question one would be, will you just – should we just expect that that rate will be the rate going forward until concessions are made so we’re subject a bit to timing of reaching some new agreement with Sprint? And is that in any way connected to the lawsuit?

Mr. Piper:	Yeah. I – I would say that – that, you know, you really have to take the whole – the whole simplified program here rather than just the – the roaming rate adjustment. Certainly, Jerry, I think, mentioned in his comments that the – that the drop from 5.8 to 4.1 cents means – would have meant last year about $3.5 million to $4 million to us in net roaming position. So that is a, certainly, a consequence of not accepting, I guess, simplified pricing. I should make you aware that we haven’t been offered simplified pricing. And I think primarily because we have a – have an outstanding lawsuit in place. But when you look at simplified pricing and from the two companies perspectives, I will tell you that IWO is currently in – in negotiations with Sprint. Looking at our opportunities there, trying to adapt the simplified pricing formula to the needs of those markets and, you know, hopefully we’ll reach some resolution there.

Mr. Martini:	I guess, Robert, put differently – and I’m hardly an expert, but I thought $7.50 was reasonably close to what other folks were paying in terms of service bureau fees, yet the travel rates that say a Ubiquitel and Alamosa have are 25 and change percent higher than the travel rate that you’ll be paying. So is it fair to assume that those service bureau fees could at some point be constant while the travel rate will step back up to the $0.058? I mean that would be the – that would be the goal of the concessions, right? I mean, I don’t feel like the service bureau fees is much lower – are much lower, given this – this step down, than what others are paying but your travel rate is much lower so you’ll be receiving far less. Is – am I looking at this wrong?

Mr. Vaughn:	Well, I think, Sam, you’re looking at it just from 2004’s perspective only. I think we kind of look at it, the simplified pricing agreement that was signed was a 5-year arrangement.

Mr. Martini:	Uh-huh (affirmative response).

Mr. Vaughn:	We’re – we’re looking out over a 5-year – clearly a 30% hit in the roaming rate is something that concerns us.

Mr. Martini:	Uh-huh (affirmative response).

Mr. Vaughn:	It concerned us when they lowered it from 10 cents to 5.8 cents.

Mr. Martini:	Uh-huh (affirmative response).

Mr. Vaughn:	And that issue, I think, will be handled in a different forum. It’s basically part of various and sundry lawsuits. As far as looking out, we’re anticipating, based on Sprint’s announcements, that we’ll continue to see improvements in the service bureau fees as we go forward. So you got – you got – we got to look at it as the whole deal. We can’t look at it in any one particular year.

Mr. Martini:	Right. Okay. Could you give – could you give revenues from Virgin for Q3? You said it was 1.2 in Q4. And an approximate – I mean, is it – and it’s safe to assume that the incremental margin on each minute is pretty high, 80% or so is what Ubiquitel publicly. Is that true?

Mr. Vaughn:	I think the revenue was around $500,000 to $600,000 for the – for the third quarter. That subscriber base is growing very, very rapidly. I think it ended the third quarter – we – we had 23,000. So you see, we added 20,000 in the fourth quarter. It is a very high, in our opinion, margin. I would say it’s probably in the 70-75% range.

Mr. Martini:	Okay. And then finally, I’m sure you said it but I – but I missed it, could you just – what was CapEx for – for 2003 and as, you know, Alamosa this morning said $4.00 a covered pop. Is that roughly what you would expect on a maintenance level going forward for 2004?

Mr. Vaughn:	Well, what – what we said, we had $16.8 million we spent in 2003.

Mr. Martini:	Uh-huh (affirmative response). At Unwired stand-alone, southern property.

Mr. Vaughn:	US Unwired stand-alone, right.

Mr. Martini:	Okay. And that seems – that seems a bit light. Should we – we should expect that to be going up I’m assuming, or no?

Mr. Piper:	Well, we steer clear of giving guidance on that.

Mr. Martini:	Okay.

Mr. Piper:	Sam, but I – you know, I will tell you that, as I mentioned, we’re in a little different liquidity position than we were at the beginning of last year in both companies.

Mr. Martini:	Uh-huh (affirmative response).

Mr. Piper:	You can expect us to continue to look at part of – part of churn reduction as – is bettering our coverage. I think that you’ll see us continue to look for opportunities to do that in both the properties. You’ll certainly see us continue to meet any capacity needs that we have to try to keep our – our network metrics – performance metrics – at their lowest levels. So, I – I’ll give you that much going forward.

Mr. Martini:	Thanks, guys.

Operator:	The next question is coming from Mitch Lester of Leman Brothers Capital. Please pose your question, sir.

Mr. Lester:	The question has been answered, thanks.

Operator:	The next question is coming from Craig Chobor of Stanfield Capital Partners. Please pose your question.

Mr. Chobor:	Hey, guys. Just wondering if you can give us an idea of some of the alternatives you’re considering with respect to the restructuring of IWO? And then, just generally, your thoughts maybe on the – on the affiliate’s base and consolidation there – maybe what you – what you think the entire space will look like in, you know, two years from now. Thanks.

Mr. Vaughn:	Our thoughts are largely driven by, I think, the forthcoming bond payment date. Obviously we’ve been having discussions with the banks for an extended period of time. I think what we’ve done, we’ve built cash much faster than anyone ever anticipated we did as we refocused the business plan up there. And it’s gave us a little bit of breathing room to – to take a little bit more of a sensible approach to this restructuring. We’ve also, since Sprint is such a vital component of anything you do with an affiliate by being our partner in this whole thing, we have now started talking to Sprint, engage them in. That’ll take care of when we get some agreement with the banks, largely predicated on what we can agree to with Sprint. Then it would be time to bring the bondholders in to talk about their views of the world with what we know at that point in time. And then at that point in time, I think we will – we should expect to file for bankruptcy, hopefully with an agreement reached by all of the major parties, sometime before the end of the year. Probably, most likely, late su million er.

Mr. Piper:	And, Craig, I guess as far as US Unwired where we – where we stand relative to affiliate roll-ups and what we think is going to happen there, I will tell you that I think if we look back historically, we would be hard pressed to find an affiliate roll-up that was terribly beneficial. Last year we spent no time dealing with the possibility of acquiring or getting acquired and we were able to strengthen our operations significantly. I think that you’ll see us stay on that path for the near future.

Mr. Chobor:	Great. Thank you.

Operator:	The next question is coming from Rob Spork of Merrill Lynch. Please pose your question.

Mr. Spork:	Could you touch on any of the operating metrics specific to IWO; ARPU, CCPU? And also I understand that churn went from 3% to 3.2% due to number portability. Can you give any color as to what that looks like going forward?

Mr. Piper:	Let me answer the last part then let Jerry give the operating metrics. But from an LNP perspective, I did mention that we saw that number, that port out, absolute number go down in January. So what we’re hoping that tells us is that the – the big hit from WLNP is – is incurred in the months – or the month – immediately following the compliance date. We’re hoping we see that at May 2fourth as well and that for the balance of the first half of this year we see that number go down for those markets that were affected on November 2fourth.

Mr. Vaughn:	I think, Rob, you’d asked for ARPU. ARPU for the fourth quarter was just a few cents over $50.00. That – that excludes roaming. Rob, what I could do is, if I could direct you to the investor relations page of our website, there’s a reconciliation where we take and break out the combined – we take the combined company metrics and we break that out between US Unwired stand-alone and IWO stand-alone, and we’ve done that foe the last four quarters. We did that because it seems to be people asking these kinds of questions and it’s an easy way to reference things.

Now, I can answer any other questions you have right now, but that would be a good thing, not only for you but anybody else listening on the call who really wants to break this thing out and get some real detail between the two – two properties.

Mr. Spork:	Great, thanks. And last question, with respect to the restricted cash, at year-end I understand it was $19 million then some of that was made on a January 15th bond payment.

Mr. Vaughn:	Yes, it was. $11 some million of that was paid. There’s still an additional $8 million in escrow. That is escrowed for the benefit of the banks at the present time.

Mr. Spork:	Okay. Thank you.

Operator:	Once again, if you do have a question at this time, please press the numbers 1, followed by 4 on your touch-tone telephone. And our next question is coming from Jay Bernham of Cypress Management. Please pose your question, sir.

Mr. Bernham:	Hi, my question’s been answered. Thanks.

Operator:	The next question is coming from Derek Jerina of Libertas Partners. Please pose your question, sir.

Mr. Jerina:	Hi, guys. In respect to the disputed charges, I was going through the 10K for IWO stand-alone. And there was – I think it was $9.3 million. I just wanted to reconfirm. You guys are saying those were actually charged the income statement, is that correct?

Mr. Vaughn:	Yes, they have been.

Mr. Piper:	Yes.

Mr. Jerina:	And also, what was the time period over which those charges sort of arose?

Mr. Vaughn:	Substantially in 2003.

Mr. Jerina:	Okay. And your exertion with respect to, you know, winning on those? Or do you have none really?

Mr. Vaughn:	Well, at IWO if, as Robert said, we’re talking with Sprint now about simplified pricing. Other people have settled the outstanding disputes as part of simplified pricing. So we would – we would settle those as part of – if we can reach an agreement on simplified pricing, we would settle that as part of the simplified pricing.

Mr. Jerina:	Got it. And, you know, just to make sure I understand correctly, you actually then pay the cash amount of $9.3 million, you just accrued for it on the balance sheet?

Mr. Vaughn:	That’s correct.

Mr. Piper:	Right.

Mr. Jerina:	But net, net your EBITDA for the year would have been $19 – or excuse me, $9.3 million higher there had those been resolved in the way you thought they should have?

Mr. Vaughn:	That’s correct.

Mr. Piper:	Yes.

Mr. Jerina:	Okay. Thank you very much.

Operator:	At this time the floor does remain open for question. If there will be any remaining questions, please press the numbers 1, followed by 4 on your touch-tone telephone at this time. We do have a question coming from Justin Slatsky of Goldman Sacks. Please pose your question, sir.

Mr. Slatsky:	Hey, guys. I was just hoping you would co million ent a little about the growth you saw in the fourth quarter. It’s the first time we’ve really seen a pickup in the growth in the last few quarters. Is there something you changed about the way that you’re marketing that maybe will follow through in 2004?

Mr. Piper:	Yeah, Justin, as I mentioned and we talked about in a couple of the calls, we were in a much different position from a liquidity standpoint and a cash standpoint at the first of last year than we were as we went through the year. We were trying to conserve cash. We were spending a lot less advertising dollar. We were less likely to have handset subsidies as we had in the past. As we proceeded through the year and we started exceeding expectations-cash expectations, liquidity expectations and when we got to the fourth quarter we decided that maybe it was time that we got back in the fray from a marketing perspective and started getting more aggressive in placement of advertising and frequency of advertising and handset subsidies and handset upgrades deal with the potential impact of LNP. So we were – we were able – we had some more flexibility. We had more money to spend. We decided to spend it and I think you can see that it – that it played out quite well for us.

Mr. Slatsky:	Great. Thanks.

Operator:	The next question is coming from Mark deRussy of Raymond James. Please pose your question.

Mr. deRussy:	Hi. Hi, good morning. Could you guys help me understand sort of what they typical usage is that you’re seeing from the Virgin subscriber? I know you gave us some data points, but I’m afraid if I just do that simple math it might be distorted due to the – due to the timing of when the subscribers came on.

Mr. Vaughn:	If you look at it on an APRU basis for US Unwired, it is about $11.00 in APRU. Is that what you’re getting at, Mark?

Mr. deRussy:	Yeah. That and then sort of, you know, what’s typical MOU’s if you will – that you’re seeing from these guys?

Mr. Vaughn:	I would say probably 150 a month.

Mr. deRussy:	150. Okay. Great, thanks.

Operator:	The next question is coming from Rich Bererra of Glenview Capital. Please pose your question.

Mr. Bererra:	Good morning, guys.

Mr. Piper:	Good morning.

Mr. Vaughn:	Hey, Rich.

Mr. Bererra:	Just to make sure I understand, we had – on a pro forma basis – $88 million of cash year-end after the asset sales?

Mr. Vaughn:	Correct.

Mr. Bererra:	And $19 million of, you know, potential liability to Sprint for disputed amounts?

Mr. Vaughn:	No. No, Rich. We had paid $2 million of that so we only have $17 million.

Mr. Bererra:	$17 million ?

Mr. Vaughn:	Yes.

Mr. Bererra:	And that $17 million, is that – is that – are those all disputed charges from 2003?

Mr. Vaughn:	For the most part, yes.

Mr. Piper:	Majority.

Mr. Bererra:	So a different way of – one way of thinking about it is similar to the question that someone asked about IWO. For the Unwired properties on a stand-alone basis, if we generated roughly $50 million of EBITDA, then we thought it should have been $67 million based on our calculation of the disputed charges.

Mr. Vaughn:	Yes. But we don’t have total control over the way those – those charges are going to be resolved.

Mr. Bererra:	No, I understand that. Okay. Secondly, the G&A was down sequentially – I think $6 or $7 million. What – is that sustainable and what were the reasons for that?–

Mr. Vaughn:	A couple of things were going on there, Rich, as I recall. First of all, in the third quarter that was probably up by about 1.5 million, maybe a little bit more, because end of third quarter we had a corporate-wide bonus program which all employees are included in it.

Mr. Bererra:	Uh-huh (affirmative response).

Mr. Vaughn:	And we realized that given the performance of the company versus the objectives we set forth for those people, that we were achieving at a higher level than what we had been accruing. And so we had to go back and catch up for the full year at a higher level. So that kind of elevated the third quarter a bit. As I mentioned earlier, we had this $2.1 million credit for bad debts from Sprint.

Mr. Bererra:	Uh-huh (affirmative response).

Mr. Vaughn:	That – that certainly had an impact on the fourth quarter. We also, at that point in time as Robert had said before, we started doing some of our own customer care and collection efforts. We were fairly successful in collecting money, so it’s probably another $6 - $700,000 there. When you take those out, that’s the bulk of it. The rest of it is sort of normal operating kind of things that went on a day-to-day basis.

Mr. Bererra:	Great. And to make sure I understand the net affect of the new Sprint changes, or the – I guess the – the 2004 Sprint contract. We would lose $3.7 million net for the roaming, but we would gain, or save, $7.8 million in terms of billing and back office fees so the net would be roughly a $4 million positive?

Mr. Vaughn:	That’s – that’s taking 2003 and recasting it.

Mr. Bererra:	Understood.

Mr. Vaughn:	Yeah. Okay.

Mr. Bererra:	Great. Thanks for the time.

Operator:	The next question is a follow-up question coming from Sam Martini of Cobalt Capital. Please pose your question, sir.

Mr. Martini:	Just one follow-up on Virgin, guys. It seems like a fairly meaningful source of growth. Are you – do you guys sell this in your stores yet or – how – what’s the distribution platform for Virgin today and how do you envision it going into 2004? If I’m reading this correctly, if 75% is the right number, it’s sort of a 4 million run rate EBITDA contributor at this level. Is this something that we should expect to see in stores? Do you need to put more capital behind this? Could you just walk us through how to look at this? It seems a little bit – a little bit of a change in the story.

Mr. Piper:	Right. You know, Sam, we’ve got a – we’ve got an interesting, I guess, prepay story at US Unwired. We have two products that we sell in our service area, one being the Virgin product and one being our own prepay platform, which we refer to as Chat

Pak. We don’t have Virgin in our stores today because we sell Chat Pak out of our stores. And if you look at the dynamics of the two and the performance metrics of the two, they’re – they’re really quite different and – and they work quite well together. If you look at the target marketplace for Virgin subscribers, you’re looking at, I guess, the 15 year-old to the 30 year-old, you’re looking at the youth marketplace. Chat Pak, our prepay offering, has a much broader potential subscriber base. If you look at some of the performance metrics surrounding both, where Jerry has mentioned that Virgin is – provides about $11.00 in ARPU, our Chat Pak on any given month provides anywhere from $40.00 to $45.00 of ARPU. So the gross margins for Chat Pak are far greater than they are today for Virgin.

Having said that, as I mentioned, we like both the products and they both seem to work well. We want to give Virgin a little bit more time. You know, we have been doing Chat Pak for quite a while in our properties. We recognize the need for a prepay product in the southeast states for a number of years. Been offering it back since our cellular days in those states for five or six years now. We want to give Virgin a little bit more time to understand exactly how it works, understand the churn component of Virgin, which we don’t think we know completely yet just simply because they haven’t been selling that long in our territory. So right now we have, you know, we’ve got prepay pretty well covered in our service territory. We’re pleased with the performance of both products and today we’ll continue with both while having Chat Pak in our stores.

Mr. Martini:	But no need – no need to put new capital towards that – towards that expand marketing, anything like that, towards this new – towards this new revenue stream?

Mr. Piper:	Towards Virgin?

Mr. Martini:	Towards Virgin, specifically.

Mr. Piper:	Well, no. We don’t do any, but Virgin does. They have certainly national third party outlets in our – in our service territory. They do a lot of national advertising. So they – they are spending dollars. We’re going to meet – we’re going to meet whatever network capacity needs we have, but so far those have been quite small.

Mr. Martini:	Thanks.

Operator:	The final question today is coming from Ethan Lacey of Merrill Lynch. Please pose your question, sir.

Mr. Lacey:	Yeah. Hi, guys. Just briefly wanted to know what percent of Unwired stand-alone gross adds were Chat Pak before Q3 and then for the year-ago period as well. And then lastly, where does prepay stand as a percent of your total sub base for the year?

Mr. Piper:	Yeah, Chat Pak in the fourth quarter in the south accounted for 20% of our gross adds.

And, I’m sorry, what was the other?

Mr. Lacey:	Just in 4Q, ‘02, do you know what that number was or – the year-ago period? Was it zero at that time, or –

Mr. Piper:	It was about 15%.

Mr. Lacey:	15%, great. And then the last question was just where does prepay stand as a percentage of the total sub base, for the year-end?

Mr. Piper:	Today it’s at about 12%.

Mr. Lacey:	Great. Thanks, guys. Good quarter.

Mr. Piper:	Okay. Hey, look, just to wrap up, I want to thank everyone for being on the call this morning. I hope you heard US Unwired excelled in a difficult 2003 and it is because of that that we enter 2004 with optimism. We enter 2004 with a stronger subscriber base and no immediate liquidity concerns. I have every confidence that our team of employees will continue to innovate and execute and we look forward to talking to you again at the end of the first quarter. Thank you.

Operator:	Thank you for your participation. That does conclude this morning’s teleconference. You may disconnect your lines at this time, and have a great day. Thank you.